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Exhibit 23.2

                (Letterhead of Sax Macy Fromm & Co., PC)
                Consent of Independent Public Accountants

We consent to the incorporation by reference in this Registration
Statement (Amendment No. 1 to Form S-3, No. 333-30232) of our report dated September 16, 1999 (except for Note 1 as to which the date is September 27, 1999 and Note 3 as to which the date is January 10, 2000) on our audits of the financial statements and financial statement schedule of Vertex Industries, Inc. as of and for the years ended July 31, 1999 and 1998 included in its Transition Report (Form 10-K) for the period ended September 30, 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.

                                           /s/Sax Macy Fromm & Co., PC
                                           Sax Macy Fromm & Co., PC
                                           Certified Public Accountants

Clifton, New Jersey
May 19, 2000